24(b)(4)(d)

                  GUARANTEED MINIMUM WITHDRAWAL BENEFIT RIDER

THIS RIDER IS EFFECTIVE ON THE RIDER DATE. ELECTION OF THIS RIDER IS IRREVOCABLE AND MAY ONLY BE TERMINATED AS PROVIDED IN THE TERMINATION PROVISION BELOW. EXCEPT WHERE THIS RIDER PROVIDES OTHERWISE, IT IS A PART OF, AND SUBJECT TO, THE OTHER TERMS AND CONDITIONS OF THE CONTRACT TO WHICH IT IS ATTACHED, INCLUDING APPLICABLE QUALIFIED PLAN PROVISIONS ADDED BY ENDORSEMENT. IF THIS RIDER IS ADDED TO A PREVIOUSLY ISSUED CONTRACT, IT REPLACES AND SUPERCEDES ANY OTHER PREVIOUSLY ISSUED GUARANTEED MINIMUM WITHDRAWAL BENEFIT RIDER TO THE CONTRACT.

SPECIFICATIONS

ADDITIONAL PAYMENT LIMIT:         $100,000

BONUS PERIOD:                     First 10 Contract Anniversaries after the
                                  Rider Date or most recent Step-Up, but not later than the oldest Contract Owner's attained age 95.

BONUS PERCENTAGE:                 5%

COVERED PERSON:                   JOHN DOE

LIFETIME INCOME DATE:             5/4/2009

LIFETIME INCOME PERCENTAGE:       5%

MAXIMUM ADDITIONAL PAYMENT AGE:   On or after the Owner's (or oldest Joint
                                  Owner's) attained age 81

MAXIMUM BENEFIT BASE:             $5,000,000

MAXIMUM RIDER FEE PERCENTAGE:     1.20%

RIDER DATE:                       5/1/2009

RIDER FEE PERCENTAGE:             0.90%

STEP-UP DATE:                     Every Contract Anniversary after the Rider
                                  Date up to the anniversary on or after the oldest Contract Owner's 95th birthday.

TARGET AMOUNT PERCENTAGE          Initial:
                                  -   Percentage: 150%
                                  -   Percentage Period: prior to the 1st
                                      Contract Anniversary after the Rider
                                      Date.

                                  Subsequent:
                                  -   Percentage: 100%
                                  -   Percentage Period:  on or after the 1st
                                      Contract Anniversary after the Rider
                                      Date.

TARGET DATE                       The 10th Contract Anniversary after the Rider
                                  Date.

BR008Q.07-NY                                                                  NY

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DEFINITIONS

The following definitions are applicable to this Rider only:

BENEFIT BASE                      The Benefit Base is the total amount used
                                  for the sole purpose of calculating future periodic withdrawals under this Rider. The
                                  Benefit Base is not used in calculating the Contract Value or any other guaranteed benefits. The Benefit Base cannot be withdrawn in a lump sum and will not exceed the Maximum
                                  Benefit Base shown in the Specifications above.

COVERED PERSON                    The Covered Person is the person named in
                                  the Specifications whose life is used to determine the duration of the LIA payments.
                                  If the Covered Person named above is deceased or is no longer an Owner, Beneficiary or Annuitant of the Contract, there will no longer be a Covered Person under this Rider.

LIFETIME INCOME AMOUNT (LIA)      The Lifetime Income Amount is the amount that
                                  is guaranteed to be available each Contract
                                  Year for withdrawal during the life of the Covered Person while this Rider is in effect.
                                  The LIA reduces to zero upon the death of the Covered Person or upon a change in Owner, Beneficiary or Annuitant that removes the Covered Person from the Contract as an Owner, Beneficiary or Annuitant.

LIFETIME INCOME                   DATE The Lifetime Income Date is the
                                  date on which the initial LIA is calculated.
                                  This date is shown in the Specifications above.

WITHDRAWALS                       The amount withdrawn, including any
                                  applicable Withdrawal Charges.

GUARANTEED MINIMUM WITHDRAWAL BENEFIT

This benefit guarantees that each Contract Year during the life of the Covered Person after the Lifetime Income Date, you may take Withdrawals up to an amount equal to the LIA, even if your Contract Value reduces to zero. The LIA is described below in the "Calculation of Lifetime Income Amount (LIA)" provision.

EFFECT OF THIS BENEFIT ON CONTRACT

All Withdrawals under this Rider will reduce your Contract Value on a dollar-for-dollar basis. The Death Benefit provided by the Contract is also reduced by Withdrawals under this Rider. Withdrawals during a Contract Year prior to the Lifetime Income Date that are less than or equal to the Lifetime Income Percentage multiplied by the Benefit Base on the prior Contract Anniversary increased by any Additional Payments applied during the Contract Year, will reduce the Death Benefit on a dollar-for-dollar basis. Withdrawals during a Contract Year that exceed the Lifetime Income Percentage multiplied by the Benefit Base on the prior Contract Anniversary increased by any Additional Payments

BR008Q.07-NY                                                                  NY

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applied during the Contract Year, will reduce the Death Benefit on a pro-rata basis. After the Lifetime Income Date, Withdrawals during a Contract Year that are less than or equal to the Lifetime Income Amount will also reduce the Death Benefit on a dollar-for-dollar basis, while Withdrawals during the Contract Year that exceed the Lifetime Income Amount will reduce the Death Benefit on a pro-rata basis.

Notwithstanding the above, if you limit all Withdrawals during the Contract Year to Life Expectancy Distributions elected under an automatic distribution program provided by us, the Withdrawals will reduce the Death Benefit on a dollar-for-dollar basis. (See the "Life Expectancy Distributions" provision.)

ADDITIONAL PAYMENT LIMITS

The following limits on Additional Payments are in addition to any Payment limitations described in your Contract.

No Additional Payment will be accepted without our prior approval on or after the later of the first Contract Anniversary following the Rider Date or the Contract Anniversary after the oldest Owner's age 65 that either:

      (a) exceeds the Additional Payment Limit, shown in the Specifications above or

      (b) causes the total of all Additional Payments received since the first Contract Anniversary following the Rider Date to exceed such Additional Payment Limit.

In addition to the above restrictions, no Additional Payments will be accepted after the Maximum Additional Payment Age shown in the Specifications above. Notwithstanding the above, we reserve the right to refuse to accept Additional Payments at any time after the later of the first Contract Anniversary following the Rider Date or the Contract Anniversary after the oldest Owner's age 65.

CALCULATION OF BENEFIT BASE

If this Rider is issued on the Contract Date, the initial Benefit Base equals the amount of your initial Payment(s) to the Contract.

If you add this Rider after the Contract Date but prior to the first Contract Anniversary, then we will calculate the Benefit Base as if this Rider had been issued on the Contract Date.

If you add this Rider on or after the first Contract Anniversary then the initial Benefit Base equals the Contract Value on the Rider Date.

The Benefit Base may increase as a result of Additional Payments, Bonuses, Step-Ups, or a Target Amount Adjustment and may decrease as a result of Withdrawals as described below. In no event will the Benefit Base exceed the Maximum Benefit Base, shown in the Specifications above.

ADDITIONAL PAYMENTS

Each time an Additional Payment is received prior to the Lifetime Income Date, the Benefit Base will increase by the amount of that Additional Payment. After the Lifetime Income Date, an increase to the Benefit Base due to an Additional Payment is determined as follows:

      (a) If there have been no Additional Payments, Step-Ups or resets since the Lifetime Income Date, then all Withdrawals since the Lifetime Income Date will be deducted from the Additional Payment. Any Additional Payment remaining after that deduction will be applied to the Benefit Base.

BR008Q.07-NY                                                                  NY

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      (b)   If the Benefit Base has been adjusted due to Additional Payments,
            Step-Ups or resets, then the current Additional Payment will be reduced by Withdrawals less the amount of Additional Payments that have not adjusted the Benefit Base. The Withdrawals and Additional Payments that have not adjusted the Benefit Base are determined beginning with the most recent (i) increase in Benefit Base by an Additional Payment, or (ii) Step-Up, or (iii) reset. Any amount of the current Additional Payment remaining after the reduction will be applied to the Benefit Base.

BONUS

On each Contract Anniversary during the Bonus Period, we will determine the Bonus payable if no Withdrawals are taken during the Contract Year that begins on that anniversary. The Bonus is equal to the Bonus Percentage for that Contract Anniversary as shown in the Specifications multiplied by:

      (a) total Payments applied to the Benefit Base, if this Rider is issued on the Contract Date, or

      (b) the initial Benefit Base, increased by the Payments applied to the Benefit Base (as described in the "Additional Payments" provision in this section) since the Rider Date, if this Rider is added after the Contract Date.

If however, the Benefit Base was previously Stepped-Up (as described below in the "Step-Up" provision) and/or reset (as described below in the "Effect of Withdrawals" provisions), then the Benefit Base will increase by an amount equal to the Bonus Percentage multiplied by the Benefit Base immediately after the latest Step-Up or reset, increased by any Payments applied to the Benefit Base since such latest Step-Up or reset.

STEP-UP

If the Contract Value on any Step-Up Date is greater than the Benefit Base on that date, the Benefit Base will automatically Step-Up to an amount equal to the Contract Value on that Step-Up Date. If the Rider Fee Percentage would increase as a result of a Step-Up as described below in the "Rider Fee" provision, you will receive advance notice of the increase in the Rider Fee Percentage and be given the opportunity to decline the automatic Step-Up. If we increase the fee and you decline an automatic Step-Up, you will have the option to elect to Step-Up within 30 days following any subsequent Step-Up Date and this election will resume automatic Step-Ups.

If any Payments are applied to the Benefit Base during the Contract Year, the Bonus will be increased by the Bonus Percentage multiplied by the amount of the Payment applied to the Benefit Base.

If there are no Withdrawals during the Contract year, the Bonus will be added to the Benefit Base on the immediately-following Contract Anniversary.

TARGET AMOUNT ADJUSTMENT

If no Withdrawals are taken prior to the Target Date (shown in the Specifications above), then the Benefit Base will be adjusted to equal the greater of the Benefit Base or the Target Amount. The Target Amount is determined as follows based on the Target Amount Percentages and Percentage Periods shown in the Specifications.

If this Rider is issued prior to the first Contract Anniversary, the Target Amount is equal to

      (a) the Initial Percentage multiplied by the Payments applied to the Benefit Base during the Initial Percentage Period; plus

      (b) the Subsequent Percentage multiplied by the Payments applied to the Benefit Base during the Subsequent Percentage Period and prior to the Target Date.

If this Rider is issued after the first Contract Anniversary, the Target Amount is equal to

BR008Q.07-NY                                                                  NY

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      (a)   the Initial Percentage multiplied by the Contract Value on the Rider
            Date plus any Payments applied to the Benefit Base after the Rider Date and during the Initial Percentage Period; plus

      (b) the Subsequent Percentage multiplied by any Payments applied to the Benefit Base during the Subsequent Percentage Period and prior to the Target Date.

EFFECT OF WITHDRAWALS PRIOR TO THE LIFETIME INCOME DATE

Prior to the Lifetime Income Date, the Benefit Base will decrease by the amount of the Withdrawals. The effect of Withdrawals that are less than or equal to the Lifetime Income Percentage multiplied by the Benefit Base on the prior Contract Anniversary increased by any Additional Payments applied during the Contract Year will be to reduce the Benefit Base on a dollar-for-dollar basis by the amount of the Withdrawal.

If a Withdrawal causes total Withdrawals during a Contract Year to exceed the Lifetime Income Percentage multiplied by the Benefit Base on the prior Contract Anniversary increased by any Additional Payments applied during the Contract Year, or if total Withdrawals during a Contract Year already exceeded the Lifetime Income Percentage multiplied by the Benefit Base on the prior Contract Anniversary increased by any Additional Payments applied during the Contract Year, then the Benefit Base will automatically reset to equal the lesser of:

      (a)   the Contract Value immediately after the Withdrawal; or

      (b) the Benefit Base immediately prior to the Withdrawal minus the amount of the Withdrawal.

EFFECT OF WITHDRAWALS ON OR AFTER THE LIFETIME INCOME DATE

Beginning on the Lifetime Income Date, the Benefit Base will not reduce if total Withdrawals during a Contract Year are less than or equal to the LIA. If a Withdrawal causes total Withdrawals during a Contract Year to exceed the LIA or if total Withdrawals during a Contract Year already exceeded the LIA, then the Benefit Base will automatically reset to equal the lesser of:

      (a)   the Contract Value immediately after the Withdrawal; or

      (b) the Benefit Base immediately prior to the Withdrawal minus the amount of the Withdrawal.

See "Examples of Excess Withdrawal".

Notwithstanding the reset discussion above, a reset of the Benefit Base will not result when all Withdrawals during the Contract Year are Life Expectancy Distributions elected under an automatic distribution program, provided by us, even if such Life Expectancy Distributions exceed the LIA for the Contract year. (See the "Life Expectancy Distributions" provision.)

CALCULATION OF LIFETIME INCOME AMOUNT (LIA)

The initial LIA is equal to the applicable Lifetime Income Percentage listed in the Specifications multiplied by the Benefit Base on the later of: (a) the Rider Date or (b) the Lifetime Income Date (see "Calculation of Benefit Base" provision above). The LIA will not be determined before the Covered Person has reached the Lifetime Income Date.

Each time the Benefit Base is changed after the Lifetime Income Date, then the new LIA will equal the applicable Lifetime Income Percentage listed in the Specifications multiplied by the new Benefit Base.

LIFE EXPECTANCY DISTRIBUTIONS

For purposes of this Rider, Life Expectancy Distributions are distributions within a calendar year that:

BR008Q.07-NY                                                                  NY

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(a)   are part of a series of substantially equal periodic payments over the
      Owner's Life Expectancy (or, if applicable, the joint Life Expectancy of the Owner and the Owner's spouse); and

(b)   are paid to the Owner:

      (i) pursuant to Internal Revenue Code ("Code") Section 72(t)(2)(A)(iv) upon the request of the Owner ("Pre-59 1/2 Distributions"); or

      (ii) as required or contemplated by Code Section 401(a)(9), Section 403(b)(10), Section 408(b)(3), or Section 408A(c), as the case may be ("Qualified Death Benefit Stretch Distributions" and "Required Minimum Distributions"); and

(c) are the Contract's proportional share of all such distributions as determined by the Company and based on the Company's understanding of the Code.

For purposes of this "Life Expectancy Distributions" provision, references to Owner also include the Beneficiary, as applicable.

We reserve the right to make any changes necessary to comply with the Code and Treasury Regulations.

SETTLEMENT PHASE

When the Rider enters its Settlement Phase, the Contract will continue but all other rights and benefits under the Contract, including death benefits, will terminate and additional Payments will not be accepted. The Rider Fee will not be deducted during the Rider's Settlement Phase.

The Rider will enter its Settlement Phase if the Contract Value reduces to zero, Withdrawals during the Contract Year do not exceed the LIA (or prior to the Lifetime Income Date, the Lifetime Income Percentage multiplied by the Benefit Base on the prior Contract Anniversary increased by any Additional Payments applied during the Contract Year), but the Benefit Base is still greater than zero. You will automatically receive settlement payments each Contract Year equal to the LIA during the life of the Covered Person. If the Settlement Phase is entered prior to the Lifetime Income Date, then settlement payments will begin on or after the Lifetime Income Date.

The settlement payments will be paid no less frequently than annually. You may choose among the frequencies that we make available at the time settlement payments begin.

If the Covered Person dies during the Settlement Phase, then this Rider terminates and no additional settlement payments will be paid.

EFFECT OF PAYMENT OF DEATH BENEFIT

If the Contract's Death Benefit is paid while this Rider is in effect, and if the Beneficiary does not take the Death Benefit as a lump sum under the terms of the Contract, the following will determine whether this Rider continues or terminates:

      (a) If the deceased Owner (Annuitant if the Owner is not an individual) is the Covered Person, the Rider will terminate. If the Beneficiary is the Covered Person's spouse and elects to continue the Contract, the Beneficiary may elect to add a Guaranteed Minimum Withdrawal Benefit Rider, subject to availability and our then current underwriting rules and then current fees.

      (b) If the deceased Owner (Annuitant if the Owner is not an individual) is not the Covered Person and the Covered Person remains an Owner, Annuitant or Beneficiary, the Rider will continue. In such instance, if the LIA has not been determined prior to the payment of the Death Benefit, it will be determined on the first anniversary of the date the Death Benefit was determined after the Covered Person has reached the Lifetime Income Date, instead of the original Contract Anniversary Dates.

BR008Q.07-NY                                                                  NY

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            If the Rider continues, under b) above, the Rider Fee will continue
            (See the "Rider Fee" provision). If the Rider continues, the Benefit Base will automatically Step-Up if the Death Benefit on the date the Death Benefit was determined was greater than the Benefit Base on that date. (See the "Calculation of Benefit Base - Step-Up" provision.)

            If the Beneficiary is the deceased Owner's spouse, such Beneficiary is eligible for any remaining Bonuses and any Step-Ups. However, any such remaining Bonuses will be calculated and applied on future anniversaries of the date the Death Benefit was determined instead of the original Contract Anniversary Dates. Remaining eligible Step-Up Dates will also be measured beginning from the date the Death Benefit was determined. The latest Step-Up Date, shown in the Specifications above, as measured beginning from the Rider Date, is still applicable. When Withdrawals deplete the Contract Value to zero, if the Benefit Base is still greater than zero, then the Rider enters its Settlement Phase. (See the "Settlement Phase" provision above.)

            If the Beneficiary is not the deceased Owner's spouse, such Beneficiary is not eligible for any remaining Bonuses and Step-Ups. For purposes of subsequent calculations of the Benefit Base, withdrawal prior to the Lifetime Income Date and the LIA, Death Benefit distributions will be treated as withdrawals. When Death Benefit distributions deplete the Death Benefit to zero, if the Benefit Base is still greater than zero, then the Rider enters its Settlement Phase. (See the "Settlement Phase" provision above.) Note that some methods of Death Benefit distributions may result in an excess withdrawal or an amount that exceeds the Life Expectancy Distributions. In such cases the Benefit Base may be automatically reset, thereby possibly reducing the benefits provided under this Rider. (See "Effect of Withdrawals Prior to the Lifetime Income Date" and "Effect of Withdrawals On or After the Lifetime Income Date" provisions).

RIDER FEE

To compensate us for assuming risks associated with this Rider, we charge an annual Rider Fee. The Rider Fee is deducted on each Contract Anniversary. The Rider Fee is withdrawn from each Investment Option in the same proportion that the value of Investment Accounts of each Investment Option bears to the Contract Value. The amount of the Rider Fee is equal to the Rider Fee Percentage, shown in the Specifications above, multiplied by the "Adjusted Benefit Base." The Adjusted Benefit Base is the Benefit Base that was available on the prior Contract Anniversary adjusted for subsequent Payments applied to the Benefit Base during the Contract Year prior to the current Contract Anniversary.

If a Withdrawal is taken on any date other than the Contract Anniversary and such Withdrawal reduces the Contract Value to zero, we will deduct a pro rata share of the Rider Fee from the amount otherwise payable. In the case of such a total Withdrawal, a pro rata share of the Rider Fee is equal to the Rider Fee Percentage, shown in the Specifications above, multiplied by the Adjusted Benefit Base, defined above, and then multiplied by the number of days that have elapsed since the previous Contract Anniversary and divided by 365. For purposes of determining the Rider Fee, a total Withdrawal will be deemed to have been taken on the date the Death Benefit is determined and once an Annuity Option under the Contract has been elected. The Rider Fee will not be deducted during the Rider's Settlement Phase. The Rider Fee will not be deducted after the Maturity Date if an Annuity Option under the Contract has commenced.

If the Beneficiary does not take the Death Benefit as a lump sum under the terms of the Contract and the Rider continues, for purposes of this "Rider Fee" provision, the anniversaries of the date the Death Benefit was determined will be considered to be the Contract Anniversaries.

BR008Q.07-NY                                                                  NY

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The initial Rider Fee Percentage is shown in the Specifications above. We reserve the right to increase the Rider Fee Percentage on the effective date of each Step-Up. In such a situation, the Rider Fee Percentage will never exceed the Maximum Rider Fee Percentage, shown in the Specifications above.

INVESTMENT OPTIONS

There are generally two types of Investment Options that may be available under Contracts issued with this Rider: Portfolios and Models. Portfolios and Models available initially are shown on the Contract's Specifications Page. The actual percentages initially allocated to certain Investment Options for the Portfolios and Models are also shown on the Contract's Specifications Page.

The Models and Portfolios available are selected to provide a diversification of risk necessary to ensure the Benefit provided under the Rider. If you choose to allocate to an available Model, we will require rebalancing of existing variable Investment Accounts, under the Model you have selected, to those percentages shown on the Contract Specifications Page. Such rebalancing will occur at the frequency specified on the Contract's "Available Investment Options" Specifications Page as the "Rebalancing Frequency".

In the future, certain Models or Portfolios may no longer be available for new Payments however previous allocations to such Models or Portfolios will be unaffected. We may also make new Models or Portfolios available subject to regulatory approval.

Initially, if you choose to allocate your Contract Value to the Portfolios, you may allocate in one or a combination of the Portfolios currently available. If you choose to allocate to a Model, you must allocate your entire Contract Value to only one of the Models available. In the future, subject to restrictions, we may provide more flexibility in allocating your Contract Value to a combination of the Models then available. We will provide at least 30 days prior notice of such changes to restrictions described herein.

You may transfer between a Model and available Portfolios, on any date, provided your entire Contract Value is transferred. Withdrawals are subject to all other conditions, limitations, restrictions or charges under the Contract. Withdrawals will be taken on a pro-rata basis from Investment Options in effect at the time of each Withdrawal.

EXAMPLES OF EXCESS WITHDRAWAL

The following examples illustrate the effect of an excess withdrawal on the LIA and the Benefit Base.

  EX.            BEFORE WITHDRAWAL                                  AFTER WITHDRAWAL
------    -------------------------------                  ----------------------------------
                       BENEFIT                                          BENEFIT
   #         CV         BASE        LIA      WITHDRAWAL      CV(A)       BASE         LIA
------    --------    --------    -------    ----------    --------    --------    ----------
   1      $ 25,000    $ 40,000    $ 2,000    $  2,010      $ 22,990    $ 22,990(B) $ 1,149.50(B)
   2      $ 60,000    $ 40,000    $ 2,000    $  2,010      $ 57,990    $ 37,990(C) $ 1,899.50(C)

(A)   Example assumes no withdrawal charges apply to withdrawal.

(B) In Example #1, Benefit Base = lesser of $22,990 or ($40,000 - $2,010) = $22,990; LIA = Lifetime Income Percentage multiplied by the lesser of $22,990 or ($40,000- $2,010) = $1,149.50.

(C) In Example #2, Benefit Base = lesser of $57,990 or ($40,000 - $2,010) = $37,990; LIA = Lifetime Income Percentage multiplied by the lesser of $57,990 or ($40,000 - $2,010) = $1,899.50.

TERMINATION

This rider will terminate upon the earlier of:

BR008Q.07-NY                                                                  NY

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      (a)   the date a Death Benefit is payable and the Beneficiary takes the
            Death Benefit as a lump sum under the terms of the Contract; or

      (b)   the date an Annuity Option commences; or

      (c) the date the Contract Value, the Benefit Base and the LIA all equal zero; or

      (d)   the date there is no longer a Covered Person under this Rider; or

      (e)   termination of the Contract.

ALTERNATE ANNUITY OPTION

In addition to the Annuity Options provided by your Contract, we offer the following Alternate Annuity Option on or after the later of the oldest Annuitant's 90th birthday or the 10th Contract Anniversary. We reserve the right to revise the availability of this option to comply with state laws and regulations or with federal Code or Treasury regulations.

LIA WITH CASH REFUND: If you elect this option, we will make payments during the lifetime of the Annuitant. After the death of the Annuitant, we will pay the Beneficiary a lump sum amount equal to the excess, if any, of the Contract Value at the election of this option over the sum of the annuity payments made under this option.

The annual amount of the annuity payments will equal the greater of

      (a) the Lifetime Income Amount provided by this Guaranteed Minimum Withdrawal Benefit, if any, or

      (b) the annual amount determined by applying the Contract Value to a Cash Refund Annuity Option on the guaranteed basis provided under the Contract. The Cash Refund Amount is the excess, if any, of the Contract Value at the Maturity Date over the sum of the annuity payments.

MISCELLANEOUS

Except as modified by this Rider, the provisions of the Contract also apply to this Rider.

JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

/s/ Emanuel Alves

[Secretary]

BR008Q.07-NY                                                                  NY

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